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                     OPINION OF GERARD A. CHAMBERLAIN, ESQ.



                                   EXHIBIT 5.1
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                         Gerard A. Chamberlain, Esquire
                                2431 Brown Street
                             Philadelphia, PA 19130

                                 July 14, 2003

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

                                    Wilmington Trust Corporation
                                    4.875% Subordinated Notes Due 2013

Ladies and Gentlemen:

         I am a Vice President of and Counsel to Wilmington Trust Company (the "Subsidiary") and have served as counsel to Wilmington Trust Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on the date hereof relating to an offer to exchange (the "Exchange Offer") 4.875% Subordinated Notes due 2013 of the Company (the "Notes") which are being registered under The
Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of the Company's outstanding 4.875% notes due 2013 that were issued and sold in a transaction exempt from registration under the Securities Act (the "Old Notes"), as contemplated by the Registration Rights Agreement dated April 4, 2003 among the Company and the initial purchasers listed therein (the "Registration Rights Agreement").

The Notes will be issued under an Indenture dated as of May 4, 1998
(the "Indenture") between the Company and Norwest Bank Minnesota, National Association (now Wells Fargo Bank Minnesota, National Association).

         In rendering this opinion, I have examined executed originals or copies of the following documents:

         a.       The Registration Statement;

         b.       The Registration Rights Agreement;

         c.       The Indenture;

         d.       The Old Notes;

         e.       The form of the Notes;

         f. The Company's Revised Certificate of Incorporation as amended through the date hereof; and

         g.       The Company's Bylaws as amended through the date hereof.

         In connection with the opinions expressed herein, I also have examined originals or copies certified or otherwise identified to my satisfaction of corporate records, certificates of public officials and officers and other representatives of the Company and such other instruments as I have deemed necessary or appropriate for the purposes of rendering this opinion. As to various questions of fact material to this opinion, I have relied upon certificates and other documents of officers or representatives of the Company and of public officials. I have conducted no independent investigation of any kind as to any factual matters relevant to the opinions expressed herein, and with respect to those factual matters I have relied


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Wilmington Trust Corporation
July 14, 2003

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exclusively on the documents and certificates I have examined and have assumed the accuracy of the matters stated therein.

         For purposes of this opinion, I have assumed, without any independent investigation or verification of any kind:

         a. The genuineness of all signatures of, and the incumbency, authority and legal right and power under all applicable laws, statutes, rules and regulations of, the officers and other persons signing the, the Registration Rights Agreement, the Indenture and the other documents executed and delivered in connection therewith on behalf of the parties thereto other than the Company;

         b. The authenticity and completeness of all documents submitted to me as originals;

         c. The conformity to authentic original documents and completeness of any documents submitted to me as certified, conformed or photostatic copies; and

         d. That the Notes will conform to the specimens thereof that I have examined.

         Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, I am of the opinion that, when the Registration Statement becomes effective under the Securities Act and the Notes have been duly executed, authenticated, issued and delivered upon consummation of the Exchange Offer in accordance with the terms of the Registration Rights Agreement and the Indenture, the Notes will constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting creditors' rights generally from time to time in effect and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

         I am an attorney admitted to practice only in the Commonwealth of Pennsylvania. The opinions set forth herein relate only to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the laws of the United States of America. I do not opine on and assume no responsibility as to the applicability or the effect on any of the matters covered herein of the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the laws of the United States of America. I have assumed, for purposes of this opinion, that the laws of the State of New York are substantively identical to the laws of the Commonwealth of Pennsylvania in all respects material to this opinion.

         This opinion letter is rendered only to you and is solely for your benefit.

         I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the prospectus that is a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Gerard A. Chamberlain

                                       Gerard A. Chamberlain, Esquire